                                                        EXHIBIT 5


                             October 28, 1998





UtiliCorp United Inc.
20 West 9th Street
Kansas City, Missouri  64105


Gentlemen:

We have acted as counsel to UtiliCorp United Inc. (the "Company") in connection with the proposed offering of up to 565,000 shares of Common Stock of the Company (the "Common Stock") pursuant to the Company's Employee Stock Option Plan.

In connection with the foregoing, we have examined such documents, corporate and other records and such questions of law as we deemed appropriate for the purpose of the opinion expressed herein. We are of the opinion that when such 565,000 shares of Common Stock have been issued and sold by the Company, such shares will constitute legally issued, fully paid and nonassessable shares of the Company.

We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us under such registration statement.

                                       Yours very truly,



                                      /s/ Blackwell Sanders Peper Martin, LLP